UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 2, 2019

ZOMEDICA PHARMACEUTICALS CORP.
(Exact Name of Registrant as Specified in Charter)

Alberta, Canada	001-38298	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Phoenix Drive, Suite 190, Ann Arbor, Michigan	48108
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (734) 369-2555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ X ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2019, Gerald Solensky, Jr. has resigned as Chief Executive Officer, Chairman and a Director of Zomedica Pharmaceuticals Corp. (the “Company” or “”Zomedica”). A copy of Mr. Solensky’s resignation letter is attached as Exhibit 17.1 to this Form 8-K.

Mr. Solensky did not express any disagreements with the operations, policies or practices of the Company on any matters.

In connection with his resignation, Mr. Solensky entered into a separation agreement with the Company as well as a cooperation agreement. Mr. Solensky will also continue as a consultant to the Company’s operating subsidiary, Zomedica Phamaceuticals, Inc.

Shameze Rampertab, Chief Financial Officer, will act as interim CEO until a replacement is found.

Additionally, Dr. Johnny D. Powers, currently a director of the Company, will be named as Strategic Advisor and will provide day-to-day strategic oversight and management guidance to Mr. Rampertab.

Shameze Rampertab has been the Company’s Chief Financial Officer since March 2016. In April 2016, he took on the roles of Corporate Secretary and Director. Mr. Rampertab acted as an independent consultant for a number of companies, including us, in respect of which he provided general financial advisory and accounting services prior to his appointment as Chief Financial Officer, from November 2015 to March 2016. He was the Chief Financial Officer of multiple publicly-traded health care companies including Profound Medical Corp. from October 2014 to November 2015 and Intellipharmaceutics International Inc. from October 2010 to October 2014. Mr. Rampertab is a chartered professional accountant and chartered accountant with twenty years of experience in capital markets, strategic planning and analysis. He holds an MBA from McMaster University and a Bachelor's degree in molecular genetics and molecular biology from the University of Toronto.

Johnny D. Powers has been a Director since August 2019. Dr. Powers has over 30 years of experience in the medical diagnostics industry, including over seven years of experience in veterinary healthcare as a senior executive at IDEXX Laboratories. Dr. Powers was Executive Vice President of IDEXX from 2012 until 2016, overseeing multiple business units, including IDEXX Reference Labs, Telemedicine Services, Rapid Assay Point-of-Care Products, Bioresearch and Worldwide Operations. Dr. Powers holds a bachelor's degree in chemistry from Wake Forest University, an M.S. in chemical engineering from Clemson University, an M.B.A. from the Duke University Fuqua School of Business and a Ph.D. in biochemical engineering from North Carolina State University.

As mentioned above, the Company has entered into a separation agreement with Mr. Solensky which provides for severance payments to Mr. Solensky in an amount consistent with the terms of his employment agreement.  Payments are expected to be made in two tranches on or before mid-January 2020.  The Company has also entered into a cooperation agreement (the “Cooperation Agreement”) with Mr. Solensky as a significant shareholder of Zomedica (approximately 37% of the outstanding common shares as of the date hereof).  The Cooperation Agreement includes the following provisions:

                ·              A restriction on the ability of Mr. Solensky to sell his common shares of Zomedica, subject to permitted exceptions.  Exceptions include certain transfers to Equidebt LLC, which has a credit facility with Zomedica, and a transfer process whereby Zomedica is permitted to designate a proposed purchaser of any shares that Mr. Solensky intends to sell.

                ·              A commitment to vote his common shares in support of matters proposed by the Board of Directors at shareholder meetings, including directors proposed for election by the Board.

                ·              Certain restrictions in relation to actions as shareholder, including supporting any person who intends to contest the election of directors of Zomedica or making any proposal in respect of a merger transaction.

The Cooperation Agreement has a term that expires on the second annual shareholder meeting of Zomedica, subject to early termination if Mr. Solensky ceases to own 10% of the outstanding common shares of Zomedica.

Item 7.01. Regulation FD Disclosure.

Press Release

The information in this Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

On December 3, 2019, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith, and this list is intended to constitute the exhibit index:

10.1 Separation Agreement between the Company and Gerald Solensky, Jr. dated December 2, 2019

10.2 Cooperation Agreement between the Company and Gerald Solensky, Jr. dated December 2, 2019

10.3 Consulting Agreement among the Company, Zomedica Pharmaceuticals, Inc. and Gerald Solensky, Jr. dated December 2, 2019

17.1 Resignation Letter of Gerald Solensky, Jr.

99.1 Press Release, dated December 3, 2019.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA PHARMACEUTICALS CORP.

Date: December 3, 2019	By:	/s/ Shameze Rampertab
Name: Shameze Rampertab
Title: Chief Financial Officer and Interim CEO